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                                                                      EXHIBIT 99



NEWS RELEASE

FOR IMMEDIATE RELEASE                                      FOR MORE INFORMATION:
                                                    Gregg Waldon, Stellent, Inc.
                                                                  (952) 903-2003
                                                       gregg.waldon@stellent.com

                                                  Amanda Kohls or Brian Wachtler
                                                     Haberman & Associates, Inc.
                                                                  (612) 338-3900
                                                          amanda@habermaninc.com
                                                          brianw@habermaninc.com


STELLENT ADOPTS SHAREHOLDER RIGHTS PLAN

EDEN PRAIRIE, MN, MAY 30, 2002 -- Stellent(TM), Inc. (Nasdaq: STEL), a global provider of enterprise content management solutions, announced today it has adopted a shareholder rights plan.

         The plan is similar to those adopted by many other companies and was not adopted in response to any attempt to acquire the company, nor is the company aware of any such efforts. The plan is designed to enable Stellent shareholders to realize the long-term value of their investment by providing for fair and equal treatment of all shareholders in the event that an unsolicited attempt is made to acquire the company.

         Under the plan, shareholders of record as of the close of business on June 13, 2002, will receive one right to purchase one-hundredth of a share of a newly created series of preferred stock at an exercise price of $75. The rights will be issued as a nontaxable dividend and will expire on June 13, 2012, unless earlier redeemed or exchanged. The rights are not immediately exercisable and will become exercisable only upon the occurrence of a person or group acquiring 15 percent or more of Stellent's common stock. If a person or group acquires 15 percent or more of Stellent's common stock, then all rights holders except the acquirer will be entitled to acquire shares of Stellent common stock having a value of twice the exercise price. The intended effect will be to discourage acquisitions of 15 percent or more of Stellent's common stock without negotiation with the board of directors.

         Further details of the shareholder rights plan will be outlined in a letter to be mailed to all Stellent shareholders of record as of June 13, 2002. In addition, a copy of the rights plan will be filed with the Securities and Exchange Commission.

ABOUT STELLENT, INC.

         Stellent, Inc. (www.stellent.com) is a global provider of line-of-business and enterprise content management solutions for business Web sites. The company offers a broad array of content contribution and content delivery mechanisms, enabling users to contribute virtually any kind of content into its content management system for conversion, management and delivery to a wide variety of consumers or applications. Stellent has been ranked one of the



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top three content management vendors by industry analyst firms Gartner
Dataquest, Forrester Research and Giga Information Group, and has more than 1,500 customers, including much of the Global 2000. Its customer roster includes Procter & Gamble, Merrill Lynch, Los Angeles County, British Red Cross, Target Corp., Yahoo!, Hewlett-Packard and Ericsson Telecom AB. Stellent is headquartered in Eden Prairie, Minn. and maintains offices throughout the United States, Europe and Asia-Pacific.

                                       ###

Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risk and uncertainties including, without limitation, risks of intellectual property litigation, risks in technology development and commercialization, risks in product development and market acceptance of and demand for the Company's products, risks of downturns in economic conditions generally and in the Web content management tools and intranet information management markets specifically, risks associated with competition and competitive pricing pressures, risks associated with foreign sales and higher customer concentration and other risks detailed in the Company's filings with the Securities and Exchange Commission.

Stellent and the Stellent logo are trademarks of Stellent, Inc. in the USA and other countries. Outside In and Quick View Plus are registered trademarks of Stellent Chicago, Inc. in the USA and other countries. All other trade names are the property of their respective owner.